Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO: Grant Life Sciences, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company s ability to continue as a going concern, dated March 18, 2005 included in Grant Life Sciences, Inc. s Annual Report on Form 10-KSB for the year ended December 31, 2004 and to all references to our Firm included in this Registration Statement.

/s/ Russell Bedford Stefanou Mirchandani LLP
Russell Bedford Stefanou Mirchandani LLP

New York, New York
May 25, 2005